Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Adviser Managed Trust:

We consent to the use of our report dated September 29, 2020, with respect to the financial statements of the Adviser Managed Trust, comprised of the Tactical Offensive Equity Fund and Tactical Offensive Core Fixed Income Fund (formerly, Tactical Offensive Fixed Income Fund) Fund as of July 31, 2020, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 25, 2020